Exhibit 99.2

Sable Offshore Corp. Continues to Coordinate with California Coastal Commission on Maintenance and Repair Work in the Coastal Zone

Santa Barbara, Calif. November 14, 2024 – Today, Sable Offshore Corp. (“Sable”) provided an update on its ongoing coordination with the California Coastal Commission (“CCC” or “Commission”) related to Sable’s maintenance and repair work along the existing Pacific Pipeline Company Las Flores Pipelines CA-324 and CA-325. The following statement was issued by Steve Rusch, Vice President of Regulatory & Environmental Affairs at Sable:

“Maintenance and repair activities that are exempt from Coastal Act permitting requirements have been conducted on the Las Flores Pipeline system under the pipeline’s existing Coastal Development Permits for the last 35+ years, and Sable believes recent work on the pipelines is within the scope of those historic activities. Sable has been extremely concerned about environmental risk from open excavations along the pipeline route since the Coastal Commission asked Sable to stop all work in the Coastal Zone at the end of September. Sable and the CCC are now working to agree on the terms of an interim work plan to fill the open excavations, and Sable will be prepared to start work immediately to fill those open excavations in order to protect the environment against erosion in case of any rain events. Restoring the excavations to their original condition will be the best way to ensure that the environment will be protected, which is the highest priority for the CCC and Sable. Once the CCC approves Sable’s interim work plan, Sable expects the work will take approximately seven days and Sable is prepared to start the work immediately. This coordination will allow for CCC and Sable to progress their discussions regarding how to proceed with the remaining pipeline maintenance and repair work in the Coastal Zone, without threat of erosion or other environmental impact during the onset of any inclement weather. We appreciate CCC staff’s engagement and efforts to work with us in trying to arrive at a solution, and share the Commission’s passion for protecting the environment and coastal resources.”

The Las Flores Pipeline system is 124 miles long and spans multiple properties. The open excavations with exposed pipe are limited to nine parcels of land in the Coastal Zone where pipeline maintenance and repair work already was underway. Outside of the Coastal Zone, Sable has continued its maintenance and repair activities along the pipeline to bring it to “as new” condition.

About Sable

Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements

The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Disclaimers

Non-Producing Assets

The SYU assets have not produced commercial quantities of hydrocarbons since such assets were shut in during June of 2015 when the only pipeline transporting hydrocarbons produced from such assets to market ceased operations. There can be no assurance that the necessary permits will be obtained that would allow the pipeline to recommence transportation and allow the assets to recommence production. If production is not recommenced by January 1, 2026, the terms of the asset acquisition with ExxonMobil Corporation would potentially result in the assets being reverted to ExxonMobil Corporation without any compensation to Sable therefor.

Contacts

Investor Contact:

Harrison Breaud

Director, Finance & Investor Relations

IR@sableoffshore.com

713-579-8111